EXHIBIT (a)(5)(iii)

PROSPECTUS

                              EVOLVE SOFTWARE, INC.

                                 2000 STOCK PLAN


     This prospectus relates to shares of common stock of Evolve Software, Inc. offered to our employees, directors and consultants pursuant to our 2000 Stock Plan, referred to in this prospectus as the Plan. The terms and conditions of the Plan, including the prices of the shares of our common stock, are governed by the provisions of the Plan and the agreements issued under the Plan. Evolve Software, Inc. is referred to in this prospectus as "we," "us," or "our."

             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED.

     Our  executive  offices  are  located  at  1400  65th  Street,  Suite  100,
Emeryville, CA 94608, and our telephone number at that location is 510-428-6000.



                The date of this prospectus is December 3, 2001.
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     This  prospectus  contains information concerning us and the Plan, but does not contain all the information set forth in the Form S-8 registration statement for the Plan which we filed with the Securities and Exchange Commission, referred to as the Commission, under the Securities Act of 1933, as amended, referred to as the Securities Act. The Form S-8 registration statement, including the exhibits to the registration statement, may be inspected at the Commission's office in Washington, D.C. In addition, the Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http:\\www.sec.gov.

     Upon  your  written or oral request, we will provide to you without charge:

          - a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, and

          - a copy of any other documents required to be delivered to participants in the Plan pursuant to Rule 428(b) under the Securities Act, including our most recent annual report to stockholders, proxy statement and other communications distributed to our stockholders generally.

Requests for copies of such documents and requests for additional information about the Plan should be directed to Christopher B. Boas, Director of Legal, Evolve Software, Inc., 1400 65th Street, Suite 100, Emeryville, CA 94608. Our telephone number at that location is 510-428-6000.

     Except for Kenneth J. Bozzini and Christopher B. Boas, no person has been authorized to give any information or make any representations, other than those contained in this prospectus, in connection with the Plan, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offering in any state in which such offering may not lawfully be made.


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                         QUESTIONS AND ANSWERS ABOUT THE

                              EVOLVE SOFTWARE, INC.

                                 2000 STOCK PLAN

WHAT  IS  THE  PLAN?

     The Plan was adopted by our board of directors in July 2000 and approved by stockholders in July 2000. The Plan was subsequently amended by our board of directors in October 2001, which amendment was approved by stockholders in November 2001. The Plan allows us to provide equity incentives to employees, directors, and consultants who provide services to us and any of our subsidiaries or designated affiliates by providing such individuals with an opportunity to acquire shares of our common stock.

     The Plan is not a qualified deferred compensation plan under 401(a) of the Code nor is it subject to the provisions of the Employee Retirement Income
Security Act of 1974. The Plan will expire by its own terms in 2010, unless terminated sooner by the Board.

WHAT  SHOULD  I  KNOW  ABOUT  THIS  PROSPECTUS?

     This prospectus describes the main features of the Plan. However, this prospectus does not contain all of the terms and conditions of the official Plan document. Accordingly, if there is any difference between the terms and conditions of the Plan as described in this prospectus and the provisions of the Plan document, the Plan document will govern.

WHAT  ARE  THE  PURPOSES  OF  THE  PLAN?

     The  purposes  of  the  Plan  are  to:

     - attract and retain the best available personnel for positions of substantial responsibility,

     - to provide additional incentive to our employees, directors and consultants, and

     -    to  promote  the  success  of  our  business.

HOW  MANY  SHARES  OF  STOCK  ARE  RESERVED  FOR  ISSUANCE  UNDER  THE  PLAN?

     We have reserved 16,000,000 shares of our common stock for issuance under the Plan, plus an annual increase to be added on the first day of our fiscal year, beginning in 2002, equal to the least of:

          -     10,000,000  shares  of  our  common  stock,

          - the aggregate number of shares of our common stock subject to grants made in the previous year, or


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          -     a  lesser  amount  determined  by  our  board  of  directors.

     The shares may be authorized, but unissued, or reacquired shares of our common stock.

WHO  ADMINISTERS  THE  PLAN?

     The Plan is administered by our Board or a committee appointed by our board of directors. Members of our board of directors are elected for three-year terms but can be removed from office before the expiration of such term with cause upon a sufficient vote of the stockholders.

     The administrator of the Plan has final authority to interpret any provision of the Plan or any grant made under the Plan.

WHO  IS  ELIGIBLE  TO  PARTICIPATE  IN  THE  PLAN?

     Our employees, directors and consultants, or employees, directors and consultants of any of our parent or subsidiary companies, are eligible to receive nonstatutory stock options and rights to purchase stock. Only our employees or employees of our parent or subsidiary companies are eligible to receive incentive stock options.

     No employee, director or consultant may be granted options to purchase more than 500,000 shares in any fiscal year, except in the case of initial employment, at which time options to purchase an additional 500,000 shares may be granted.

WHO  SELECTS  THE  EMPLOYEES  DIRECTORS  AND  CONSULTANTS  WHO  RECEIVE  GRANTS?

     The administrator of the Plan selects the employees, directors and consultants who receive awards granted under the Plan.

WHAT  TYPES  OF  GRANTS  ARE  PERMITTED  UNDER  THE  PLAN?

     The Plan permits us to grant incentive stock options, nonstatutory stock options and stock purchase rights. These awards are described below. The "Tax Information" section summarizes the tax treatment of each of these awards.

WHAT  IS  A  STOCK  OPTION?

     An option is a right to buy stock in the future at a predetermined price. Incentive stock options are options that qualify for preferred tax treatment under Section 422 of the Code. Nonstatutory stock options are options that do not qualify as incentive stock options.

     Subject to the provisions of the Plan, the administrator of the Plan determines the term of your option, the number of shares subject to your option, and the time your option may be exercised. However, the term of an incentive stock option may not exceed ten years (and in some cases five (5) years) from the date of grant. The administrator of the Plan also determines the exercise price of your option. However, the exercise price of an incentive stock option and a nonstatutory stock option intended to qualify under 162(m) of the Code may not be less than the fair market value of our common stock on the date of grant.


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Under certain circumstances, the exercise price of an incentive stock option may not  be  less  than  110%  of  the  fair  market  value  on  the  date of grant.

     If your service relationship terminates for any reason, your option may be exercised to the extent it was exercisable on the date of such termination for a period of time determined by the administrator of the Plan at the time the option is granted. In the case of a termination for disability or death, the period for exercise following termination generally will be twelve (12) months. In all other cases, the period for exercise of an option following termination generally will be three (3) months. In no event may you exercise your option after the expiration of the original term of your option.

     The administrator of the Plan determines how you may pay the exercise price of your option. The Plan specifically states that the following are acceptable forms of consideration:

     -     cash,

     -     check,  or

     -     "cashless  exercise"

Subject to the Plan administrator's discretion, if you incur tax liability upon the exercise of your option, you may satisfy your withholding obligation by electing to have us retain a sufficient number of shares to cover the withholding obligation.

WHAT  IS  A  STOCK  PURCHASE  RIGHT?

     A stock purchase right is a right to buy shares of our common stock. The administrator of the Plan determines the terms and conditions under which shares of our common stock may be purchased pursuant to a stock purchase right. If you are granted a stock purchase right, we will generally retain the right to repurchase the shares of common stock at their original purchase price if your employment, director or consulting relationship is terminated. The administrator determines the schedule as to which a repurchase right will lapse each year.

WHAT  TERMS  APPLY  TO  ALL  AWARDS?

     Non-transferability of Options and Stock Purchase Rights. You generally may not transfer an award granted to you under the Plan, other than by will or the laws of descent and distribution, and generally only you may exercise an award granted to you during your lifetime.

     Adjustment on Changes in Capitalization. If any change, such as a stock split, reverse stock split, stock dividend, combination or reclassification is made in our capitalization which results in an increase or decrease in the number of issued shares of our common stock without our receipt of consideration, certain adjustments will be made, including adjustments in the price of your option or right to purchase stock, and in the number of shares subject to your option and stock purchase right.

     Effect of our Dissolution or Liquidation. In the event of our proposed dissolution or liquidation, the administrator of the Plan will notify you as


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soon as practicable prior to such proposed action. The administrator may provide in  its  discretion  for you to have the right to exercise your option until ten
(10) days prior to such transaction as to all stock subject to your option, including shares to which your option would not otherwise be exercisable. To the extent you do not exercise your option, it will terminate immediately prior to the consummation of the proposed action. In addition, the administrator may provide that any repurchase option we have will lapse as to all of your unvested shares.

     Effect of our Acquisition. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, your outstanding option or stock purchase right may be assumed or substituted for by the successor corporation (or a parent or subsidiary of such successor corporation). If the successor corporation refuses to assume or substitute for your outstanding option or stock purchase right, your option or right will fully vest and become exercisable as to all shares subject to such option or right, including shares which would not otherwise be vested or exercisable. If your option or stock purchase right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the administrator will notify you that your option or right will terminate fifteen
(15)  days  from  such  notice.

     Amendment and Termination. Our board of directors may amend, alter, suspend or discontinue the Plan at any time, but such amendment, alteration, suspension or discontinuation may not adversely affect your outstanding option, stock purchase right or stock issuance without your consent. In addition, we may need to obtain stockholder approval for certain amendments to the Plan.

ADDITIONAL  CONSIDERATIONS  FOR  OUR  "AFFILIATES".

     Certain of our officers and directors are considered our "affiliates," as that term is defined in Rule 144(a) under the Securities Act. Affiliates may resell shares of our common stock subject to the restrictions of Rule 144 or pursuant to an effective registration statement. Rule 144 requires that resales by affiliates satisfy the following conditions:

     - the resale must be made through a broker in an unsolicited "broker's transaction" or in a direct transaction with a "market maker," as those terms are defined under the Securities Exchange Act of 1934, as amended;

     -    certain  information  about  us  must  be  publicly  available;

     - the amount of our common stock sold in any three-month period must not exceed the greater of:

          - one percent of the shares of our common stock outstanding as shown by our most recent published report or statement, or

          - the average weekly reported volume of trading in our common stock on the Nasdaq National Market during the four calendar weeks preceding such sale; and,

     - if applicable, a Form 144 must be timely filed with the Securities and Exchange Commission.


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If  the  resale  is by an affiliate pursuant to a registration statement, it may not be made in reliance on the registration statement on Form S-8 filed in connection with the issuance of the shares described in this prospectus.


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                                 TAX INFORMATION

     The following is a brief summary of the effect of U.S. federal income tax laws upon options and rights to purchase stock granted under the Plan based on U.S. federal income tax laws in effect on December 3, 2001.

     THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF YOUR DEATH OR THE PROVISIONS OF ANY INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH YOU MAY RESIDE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAXATION OF THESE OPTIONS AND RIGHTS TO PURCHASE STOCK.

     Incentive Stock Options. You recognize no taxable income upon the grant or exercise of an incentive stock option (unless the alternative minimum tax rules apply). If shares are issued to you pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of the shares is made by you within two years after the date of grant or within one year after the issuance of such shares to you, then:

     - upon the resale of such shares, any amount realized by you in excess of the option exercise price will be treated as a long-term capital gain and any loss sustained will be a long-term capital loss, and

     -    we  will not be allowed any deduction for federal income tax purposes.

     If you dispose of shares acquired upon the exercise of an incentive stock option before the expiration of either holding period described above, generally:

     - you will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares, and

     -    we  will  be  entitled  to  a  tax  deduction  in  the  same  amount.

Any further gain or loss realized by you will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by us.

     If an option designated as an incentive stock option first becomes exercisable in any calendar year for shares in which the aggregate fair market value exceeds $100,000, the exercise of such excess shares will be treated for income tax purposes as having been acquired by you pursuant to an nonstatutory stock option. For purposes of this rule:

     -    all  incentive  stock  options  we have granted to you are aggregated,

     - the fair market value of an option share is its value on the date of grant of the option, and

     -    options are taken into account in the order in which they are granted.


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     Nonstatutory Stock Options.  With respect to nonstatutory stock options, no income is recognized by you at the time the option is granted. Generally, at exercise, ordinary income is recognized by you in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and we are entitled to a tax deduction in the same amount. Upon disposition of the shares by you, any gain or loss is treated as capital gain or loss. If you were an employee at the time of grant, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required.

     Stock Purchase Rights. Generally, no income will be recognized by you in connection with the grant of an stock purchase right or the exercise of the right for unvested stock, unless an election under Section 83(b) of the Code is filed with the Internal Revenue Service within thirty (30) days of the date of exercise of the stock purchase right. Otherwise, as our repurchase option lapses, you will recognize compensation income in an amount equal to the difference between the fair market value of the stock at the time our repurchase option lapses and the amount paid for the stock, if any. Upon your disposition of the shares, any gain or loss is treated as capital gain or loss. If you are also an employee, any amount treated as compensation will be subject to tax withholding by us, and we will be entitled to a tax deduction in that amount at the time you recognize ordinary income with respect to a stock purchase right.

     Capital Gain. Capital gains are grouped and netted by holding periods. Net capital gain on assets held for twelve (12) months or less is taxed currently at your highest marginal income tax rate. Net capital gain on assets held for more than twelve (12) months is taxed currently at a maximum federal rate of twenty percent (20%). Capital losses are first allowed in full against capital gains and then up to $3,000 against other income.

     Alternative Minimum Tax. The exercise of an incentive stock option granted under the Plan may subject you to the alternative minimum tax under Section 55 of the Code. In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if you had acquired them pursuant to a nonstatutory stock option. This may be particularly significant for shares purchased pursuant to an incentive stock option for which we have a repurchase option. See "Nonstatutory Stock Options," above.

     Under certain circumstances, you may affect the timing and measurement of alternative minimum tax by filing an election with the Internal Revenue Service under Section 83(b) of the Code within thirty (30) days after the date of exercise of an incentive stock option. Accordingly, you should consult your own tax advisor prior to exercising an incentive stock option concerning the advisability of filing an election under Section 83(b) of the Code for alternative minimum tax purposes.

     If you pay alternative minimum in excess of your regular tax liability, the amount of such alternative minimum relating to incentive stock options may be carried forward as a credit against any subsequent years' regular tax in excess of the alternative minimum tax.


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           ADDITIONAL CONSIDERATIONS APPLICABLE TO SECTION 16 INSIDERS

     If you are a Section 16 Insider, you are advised to consult with our general counsel and with your own personal advisor regarding reporting and liability under Section 16 with respect to your transactions under the Plan.


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                      INFORMATION INCORPORATED BY REFERENCE

     The following documents and information we previously filed with the Securities and Exchange Commission are incorporated into this prospectus by reference:

     (1) Our annual report on Form 10-K for the fiscal year ended June 30, 2001.

     (2) Our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001.

     (3) The description of our common stock which is contained in our registration statement on Form 8-A filed on July 26, 2000, pursuant to
          Section  12(g)  of  the  Securities  Exchange Act of 1934, as amended.

     (4) Our Registration Statement on Form S-8 filed on August 10, 2000 (SEC File No. 333-43448).

     All documents we have filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing such documents.


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